Exhibit 5.1

February 15, 2007	Jane K. Adams

T: (858) 550-6015
adamsjk@cooley.com

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Favrille, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering for resale, on a delayed or continuous basis, of up to a maximum of 6,058,820 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable to the selling stockholder named therein (the “Selling Stockholder”).  The Shares include (i) up to 5,808,820 shares of the Company’s common stock, par value $0.001 per share (the “Agreement Shares”), that may be issued from time to time pursuant to a Common Stock Purchase Agreement, dated December 19, 2006, by and between the Company and the Selling Stockholder (the “Agreement”) and (ii) up to 250,000 shares of the Company’s common stock, par value $0.001 per share (the “Warrant Shares”), issuable upon the exercise of an outstanding warrant issued to the Selling Stockholder (the “Warrant”) in connection with the execution and delivery of the Agreement.

In connection with this opinion, we have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the Agreement, the Warrant and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America, the General Corporation Law of the State of Delaware, and the laws of the State of California.  We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that if, as, and when the Agreement Shares and the Warrant Shares are issued and delivered by the Company in accordance with the terms of the Agreement and the Warrant, respectively, including, without limitation, the payment in full of applicable consideration, the Agreement Shares and Warrant Shares will be validly issued, fully paid, and nonassessable.

4401 Eastgate Mall San Diego CA 92121  T: (858) 550-6000  F: (858) 550-6420  www.cooley.com

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which forms a part of the Registration Statement.

Very truly yours,

COOLEY GODWARD KRONISH LLP

By:	/s/ Jane K. Adams
Jane K. Adams